Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 33-45694, 33-27737, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141 and 333-134043 of Scientific Games Corporation on Form S-8 and Registration Statement Nos. 333-74590, 333-110477, 333-112452 and 333-124107 of Scientific Games Corporation on Form S-3 of our reports dated March 1, 2007, relating to the consolidated financial statements and consolidated financial statement schedules of Scientific Games Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Scientific Games Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 1, 2007